Exhibit 99.1

Boston, United States Sydney, Australia 18 May 2020 AEST

Further Extension of Maturity Date of June 2017 Note

BOSTON and SYDNEY — 18 May 2020 — GI Dynamics® Inc. (ASX:GID) (“Company”), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, provides the following update regarding the extension of the maturity date of the Senior Secured Convertible Promissory Note issued to Crystal Amber Fund Limited (“Crystal Amber”) on 15 June 2017 (“June 2017 Note”) and associated matters.

Further to the Company’s announcement of 11 May 2020, the Company is continuing to have discussions with institutional and private investors regarding a potential fundraising. In addition, the Company is continuing to seek to secure a bridge loan in the event that its current cash reserves are insufficient to sustain the Company’s operations until the closing of any fundraising that it may be able to secure. However, there is no guarantee that the Company will be successful in securing a bridge loan or funds from any potential investors. If such funds cannot be secured, the Company would need to cease operations.

Crystal Amber, the Company’s major stockholder, remains supportive of the ongoing financing efforts of the Company. As a result, Crystal Amber has agreed to extend the maturity date of the June 2017 Note from 15 May 2020 to 15 June 2020. This further extension follows the recent extensions announced by the Company on 1 April 2020 and 4 May 2020.

As also announced by the Company on 11 May 2020, the Company has submitted a preliminary proxy statement containing a proposal to delist the Company from the Official List of the Australian Securities Exchange (“ASX”) to the ASX and the U.S. Securities Exchange Commission for their review. The Company anticipates issuing a definitive proxy statement to stockholders and providing further details on the proposed timing of the special meeting and delisting process shortly.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com

This announcement is being made in accordance with Rule 135c of the Securities Act of 1933, as amended, and is not intended to and does not constitute an offer to sell nor a solicitation for an offer to purchase any securities of the Company.

This announcement has been authorized for release by Charles Carter, chief financial officer and company secretary of GI Dynamics.

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

About GI Dynamics

GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically delivered medical device for the treatment of type 2 diabetes and the reduction of obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. EndoBarrier is subject to an Investigational Device Exemption by the FDA in the United States and is entering concurrent pivotal trials in the United States and India.

Boston, United States

Sydney, Australia

18 May 2020 AEST

Chief Financial Officer / Secretary

United States:
Charles Carter

+1 (781) 357-3263

ccarter@gidynamics.com

Investor Relations

United States:
Janell Shields

+1 (781) 357-3280

investor@gidynamics.com

Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit the Company website at www.gidynamics.com.

Forward-Looking Statements

This announcement may contain forward-looking statements. These statements are based on management’s current estimates and expectations of future events as of the date of the press release. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, risks associated with the Company’s ability to continue to operate as a going concern; the ability of the Company, its critical vendors, and key regulatory agencies to resume operational capabilities subsequent to the removal of COVID-19 pandemic restrictions; the Company’s ability to continue to operate as a going concern; the Company’s ability to raise sufficient additional funds to continue operations, including the successful closing of the contemplated financing discussed in this announcement, the related bridge loan and a delisting from the ASX, and to conduct the planned pivotal trial of EndoBarrier in the United States (STEP-1); the Company’s ability to execute STEP-1 under the FDA’s Investigational Device Exemption; the Company’s ability to enlist clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; the Company’s ability to enroll patients in accordance with I-STEP; the Company’s ability to secure a CE Mark; the Company’s ability to maintain compliance with its obligations under its existing convertible note and warrant agreements executed with Crystal Amber, including its obligations to make payment on the convertible note that is now due on 15 June 2020 and its ability to restructure the terms of such convertible note with Crystal Amber if the Company is unable to raise sufficient funds to enable it to fully repay such convertible note when due; obtaining and maintaining regulatory approvals required to market and sell the Company’s products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of the Company’s products; product pricing; timing of product launches; future financial results; and other factors, including those described in the Company’s filings with the SEC.

Given these uncertainties, one should not place undue reliance on these forward-looking statements. The Company does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless it is required to do so by law.

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